Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE	Contact:	Paul C. Hudson, CEO
Sam Sarpong, CFO
(323) 634-1700
www.broadwayfederalbank.com

U.S. Treasury Grants Broadway Financial Corporation

Exemption from Warrant Obligations

LOS ANGELES, CA – (BUSINESS WIRE) – November 25, 2009 – Broadway Financial Corporation (the “Company”) (NASDAQ Small-Cap: BYFC), parent company of Broadway Federal Bank, f.s.b. (the “Bank”), today announced that the United States Department of the Treasury (the “UST”) has returned to the Company the warrant to purchase 183,175 shares of the Company’s common stock that was issued to the UST in conjunction with its purchase of the Company’s Senior Preferred Stock, Series D on November 14, 2008 under the UST’s Capital Purchase Program. The UST’s release of its rights under the warrant did not involve any payment by the Company. Instead, the Company has been granted an exemption by the UST from the general warrant issuance requirements of the Capital Purchase Program because of its certification by the Community Development Financial Institution Fund as a Community Development Financial Institution.

About Broadway Federal Bank

Broadway Federal Bank, f.s.b. is a community-oriented savings bank, which primarily originates residential, church and commercial mortgage loans and conducts funds acquisition in the geographic areas known as Mid-City and South Los Angeles. The Bank operates five full service branches, four in the city of Los Angeles, and one located in the nearby city of Inglewood, California.

Shareholders, analysts and others seeking information about the Company are invited to write to: Broadway Financial Corporation, Investor Relations, 4800 Wilshire Blvd., Los Angeles, CA 90010, or visit our website at www.broadwayfederalbank.com.